EXHIBIT 99.2
Letter from the Chairman of the Board
February 21, 2006:
To Our Shareholders:
I am pleased to announce that Dr. Hawkins will stay on in an advisory capacity during the transition phase as we actively search for another experienced biotech leader to take the helm of ADVR. In addition, Dr. Carol Epstein and Dr. James Taylor remain committed to our drug development program: Dr. Epstein will continue in her role as Acting Medical Director and will continue to shepherd the clinical trials, and Dr. Taylor will continue to assist the Company on regulatory matters.
We remain completely focused on our strategic objectives and clinical strategy for AVR118.
Our Phase II multi-center clinical trial of examining the safety and efficacy of AVR118 in patients with advanced cancers is active and moving forward. We recently amended the protocol for the Phase II trial to permit patients undergoing third line chemotherapy treatment to become participants in the trial.
Our second study — a Phase I Safety Study with AVR118 in Type 2 diabetic subjects in the U.S. — is also moving forward.
Finally, we are pleased to announce that we have retained a new investor relations team, Equity Relations, Inc. (www.equityrelations.com), led by Richard Brown. He can be reached at (617) 314-7379.
We appreciate your patience and confidence.
Sincerely,
Eli Wilner
Chairman of the Board
Advanced Viral Research Corp.

ADVANCED VIRAL RESEARCH CORP.
200 CORPORATE BOULEVARD SOUTH • YONKERS, NY 10701
T: 914.376.7383 • F: 914.376.7368